Exhibit 99.1
Post Holdings Declares Dividend on Series B and
Series C Convertible Preferred Stock

St. Louis, Missouri - January 23, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors declared a quarterly dividend of $0.9375 per share on the Company’s 3.75% Series B Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of November 15, 2014 to February 14, 2015.
The Board of Directors also declared a quarterly dividend of $0.625 per share on the Company’s 2.5% Series C Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of November 15, 2014 to February 14, 2015.
As the dividend payment date of February 15, 2015 falls on a Sunday and February 16, 2015 is a bank holiday, both dividends will be paid on February 17, 2015 to preferred shareholders as of February 1, 2015.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, active nutrition, refrigerated and private label food categories. Post’s Consumer Brands portfolio spans from center-of-the-store to active nutrition, offering a broad range of choices to meet the taste and nutritional needs of a variety of consumers and includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, PowerBar®, Premier Protein®, Supreme Protein® and Dymatize®. Through its Michael Foods Group, Post supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the private label retail, foodservice and ingredient channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post also manufactures private label cereal, granola, peanut butter and other nut butters, dried fruits and baking and snacking nuts. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626